Exhibit 99.1


PRESS RELEASE                                 FOR IMMEDIATE RELEASE

                                         Contact:    Bruce A. Scott
                                         Telephone:  (504) 457-6220


        GS FINANCIAL CORP. PRESIDENT AND CEO DONALD SCOTT
                      ANNOUNCES RETIREMENT

     Metairie, Louisiana - (January 7, 2004) - Donald C. Scott, President and Chief Executive Officer of GS Financial Corp. (the "Company") (Nasdaq/NMS: GSLA) and its subsidiary Guaranty Savings and Homestead Association (the "Association"), announced that he has decided to take early retirement. While Mr. Scott has relinquished his positions as President and Chief Executive Officer, he will continue to serve on the Board of Directors of the Company and the Association and has agreed to provide certain consulting services.

     Mr. Scott stated "I greatly appreciate all of the opportunities that have been provided to me here. However, I have decided to take early retirement and look forward to pursuing other opportunities. I also look forward to continuing to serve as Chairman and I will continue to support the Company and the Association as best as I am able."

     The Boards of Directors of the Company and the Association stated "we are grateful for Donald's more than 30 years of service as an executive and employee. Donald Scott committed himself fully to the Company and the Association for these many years and has led the Association ably. We are gratified that he will continue to serve as a director."

     GS Financial Corp. provides community banking services through its wholly-owned subsidiary, Guaranty Savings and Homestead Association, a Louisiana chartered savings association, at its five locations in the metropolitan New Orleans area.

     This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2003, and its other periodic and current reports filed thereafter describe some of these factors.

     Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.